PAGE 1 of 6 PAGES


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.   )1


                         FUSION NETWORKS HOLDINGS, INC.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.00001
                         (Title of Class of Securities)

                                    36112n108
                                 (CUSIP Number)


                                 April 13, 2000
             (Date of Event Which Requires Filing of this Statement)

      Check  the appropriate  box to designate the rule pursuant to  which  this
Schedule is filed:

               Rule 13d-1(b)
       -----

               Rule 13d-1(c)
       -----

         X     Rule 13d-1(d)
       -----



------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 36112n108                 SCHEDULE 13G              PAGE 2 of 6 PAGES
--------------------                                          ------------------

1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)
                  Alexander/Rachel LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [   ]
                                                               (b)  [   ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                   New York


NUMBER OF SHARES                    5                   SOLE VOTING POWER
BENEFICIALLY OWNED BY                                        4,025,000
EACH REPORTING PERSON WITH
                                    6                   SHARED VOTING POWER
                                                               -0-

                                    7                   SOLE DISPOSITIVE POWER
                                                             4,025,000

                                    8                   SHARED DISPOSITIVE POWER
                                                               -0-


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           4,025,000

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                           NOT APPLICABLE                           [   ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                           10.9%

12       TYPE OF REPORTING PERSON
                           CO


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CUSIP NO. 36112n108                 SCHEDULE 13G               PAGE 3 of 6 PAGES
--------------------                                           -----------------

Item 1(a)      Name of Issuer

               Fusion Networks Holdings, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices

               8115 N.W. Street
               Miami, Florida  33122

Item 2(a)      Name of Person Filing

               This  Schedule  13G  is   being  filed  by  Alexander/Rachel  LLC
               ("Reporting Person").

Item 2(b)      Address of Principal Business Office

               250 Longwood Crossing
               Lawrence, New York  11559

Item 2(c)      Citizenship

               Reporting Person is organized under the laws of New York.

Item 2(d)      Title of Class of Securities

               Common Stock, par value $.00001

Item 2(e)      CUSIP Number

               36112n108

Item 3 If this Statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is

               (a)  _____ Broker or dealer registered under Section 15 of the
                          Exchange Act.
               (b)  _____ Bank  as defined  in Secction 3(a)(6) of  the Exchange
                          Act.
               (c)  _____ Insurance  company as defined  in Section 3(a)(19)  of the Exchange Act.
               (d)  _____ Investment company registered  under Section  8 of the
                          Investment Company Act.
               (e)  _____ An   investment  adviser  in   accordance   with  Rule
                          13d-1(b)(1)(ii)(E);
               (f)  _____ An  employee   benefit  plan  or  endowment  fund   in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
               (g)  _____ A   parent   holding  company  or  control  person  in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
               (h)  _____ A savings association as  defined  in  Section 3(b) of the Federal Deposit Insurance Act;

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CUSIP NO. 36112n108                 SCHEDULE 13G               PAGE 4 of 6 PAGES
--------------------                                           -----------------

               (i)  _____ A church plan that is excluded from  the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
               (j)  _____ Group, in  accordance with Rule 13d-19(c), check  this box.

Item 4    Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)      Amount beneficially owned.
                   4,025,000
          (b)      Percent of class:
                   10.9%
          (c)      Number of shares as to which such person has:
                   (i)   Sole power to vote or to direct the vote. 4,025,000
                   (ii)  Shared power to vote or to direct the vote.  N/A
                   (iii) Sole power to dispose or to direct the disposition
                         of 4,025,000
                   (iv) Shared power to dispose or to direct the disposition of N/A

Item 5    Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person

          Not Applicale

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not Applicable

Item 8    Identification and Classification of Members of the Group

          Not Applicable


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CUSIP NO. 36112n108                 SCHEDULE 13G               PAGE 5 of 6 PAGES
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Item 9    Notice of Dissolution of the Group

          Not Applicable

Item 10  Certification

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


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CUSIP NO. 36112n108                 SCHEDULE 13G               PAGE 6 of 6 PAGES
--------------------                                           -----------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  April 19, 2000


Alexander/Rachel LLC

By: /s/  Laura Huberfeld
   --------------------------------
   Laura Huberfeld, Managing Member